-------------
                                  UNITED STATES                    OMB APPROVAL
                                                                   -------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                 INFORMATION STATEMENT PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                           HI-TECH PHARMACAL CO., INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)



                                    42840B101
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                 SEPTEMBER 12, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

|_|     Rule  13d-1(b)

|_|     Rule 13d-1(c)

|_|     Rule 13d-1(d)
------------------------     ----------------

        If this statement is filed pursuant to Rule 13d-2(b), check this box [x]


        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE THE NOTES).

CUSIP NO.42840B101                                           PAGE 2  OF 8 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     Sage Capital Growth, Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          287,556
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            287,556
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     287,556

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.44%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.42840B101                                           PAGE 3  OF 8  PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     Mainfield Enterprises, Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          287,556
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            287,556
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     287,556

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.44%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

        (a)    Name of Issuer:

               Hi-Tech Pharmacal Co., Inc.

        (b)    Address of Issuer's Principal Executive Offices:

               369 Bayview Avenue
               Amityville, New York 11701

ITEM 2.

        (a)    Name of Persons Filing:

               Sage Capital Growth, Inc. ("SAGE")

               Mainfield Enterprises, Inc. ("MAINFIELD")

        (b)    Address of Principal Business Office:

               Sage:
               660 Madison Avenue, 18th Floor
               New York, NY 10021

               Mainfield:
               Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited, Wickhams Cay
               I,
               Vanterpool Plaza
               P.O. Box 873, Road Town
               Tortolla, BRITISH VIRGIN ISLANDS

        (c)    Citizenship:

               Sage:
               New York

               Mainfield:
               British Virgin Islands

        (d)    Title of Class of Securities:

               Common Stock, par value $0.001 per share

        (e)    CUSIP Number:

               42840B101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSONS FILING ARE A:

(a)     |_|    Broker or dealer registered under Section 15 of the Exchange Act;


(b)     |_|    Bank as defined in Section 3(a)(6) of the Exchange Act;


(c)     |_|    Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;


(d)     |_|    Investment company registered under Section 8 of the Investment
               Company Act;


(e)     |_|    An Investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);


(f)     |_|    An employee benefit plan of an endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

(g)     |_|    A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

(h)     |_|    A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;


(i)     |_|    A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment
               Company Act of 1940;

(j)     |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



ITEM 4.    OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount Beneficially Owned:

        (b)    Percent of Class:

        (c)    Number of shares as to which Sage has:

               (i)    Sole power to vote or to direct the vote:

               (ii)   Shared power to vote or to direct the vote:

               (iii)  Sole power to dispose or to direct the disposition of:

               (iv)   Shared power to dispose or to direct the disposition of:

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Pursuant to a partnership agreement between Mainfield and Sage, Sage has the power to sell or vote on behalf of Mainfield some or all of the shares of Common Stock to which this report relates. Accordingly, under Rule 13d-3(a), Sage may be deemed to be the beneficial owner of shares owned by Mainfield.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Inapplicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See the Joint Filing Agreement Attached hereto as an Exhibit.

ITEM 9.    NOTICE OF DISSOLUTION OF THE GROUP.

           Inapplicable

ITEM 10.   CERTIFICATION.

           By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  Sage Capital Growth, Inc.


                                                  By:     /s/ Eldad Gal
                                                          --------------------
                                                  Name:   Eldad Gal
                                                  Title:  Managing Director



                                                  Mainfield Enterprises, Inc.


                                                  By:     /s/ Avi Vigder
                                                          --------------------
                                                  Name:   Avi Vigder
                                                  Title:  Authorized Signatory

                             JOINT FILING AGREEMENT

        In accordance with rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement, and all amendments thereto, is made on behalf of each of them.

        IN WITNESS WHEREOF, the undersigned hereby executed this agreement on February 13, 2004.

                                                  Sage Capital Growth, Inc.


                                                  By:     /s/ Eldad Gal
                                                          --------------------
                                                  Name:   Eldad Gal
                                                  Title:  Managing Director



                                                  Mainfield Enterprises, Inc.


                                                  By:     /s/ Avi Vigder
                                                          --------------------
                                                  Name:   Avi Vigder
                                                  Title:  Authorized Signatory